PRESS RELEASE	LIFE SCIENCES RESEARCH, INC.
(NYSE Arca: LSR)
P. O. Box 2360
Mettlers Road
East Millstone, NJ 08875-2360

For Further Information:
Richard Michaelson
Phone: US: (732) 649-9961
e-mail: LifeSciencesResearch@LSRinc.net

February 27, 2008

LSR ANNOUNCES FOURTH QUARTER AND 2007 RESULTS

Highlights:
•	Fourth Quarter Revenues of $63.4 million
•	Fourth Quarter Operating income of $9.6 million, or 15.1%
•	2007 Revenues of $236.8 million, up 15.6% constant currency
•	2007 Operating margin 13.5%
•	2007 Net new orders of $266.7 million, up 14% on prior year
•	2007 book to bill ratio of 1.13

East Millstone, New Jersey, February 27, 2008 – Life Sciences Research, Inc. (NYSE Arca: LSR) announced today that revenues for the quarter ended December 31, 2007 were $63.4 million, 20.9% above the revenues for the same period in the prior year of $52.5 million. Excluding the effect of exchange rate movements, revenues increased 15.0%. Operating income for the quarter ended December 31, 2007 was $9.6 million, or 15.1% of revenues, compared with an operating loss of $5.0 million for the same period in the prior year. In the fourth quarter of 2006 the Company incurred Other Operating Expenses of $10.5 million, predominantly associated with the Company’s NYSE Arca listing, excluding this charge Non GAAP operating income would have been $5.5 million or 10.4% of revenues. The Company reported net loss for the quarter ended December 31, 2007 of $28.8 million compared with net income of $1.5 million for the quarter ended December 31, 2006. Net loss per common and fully diluted share was $2.28 for the three months ended December 31, 2007 compared with net income per common share of $0.12 and per fully diluted share of $0.10 for the three months ended December 31, 2006.

The Company derives significant benefit from the UK Research and Development Tax Credit for large companies. In 2008, this will be amended and the relief will be extended further. As a result the Company does not anticipate reporting any UK tax liability for the foreseeable future. The Company has therefore recorded a valuation allowance expense of $37.4 million to reflect a reversal of the previously recorded tax provision that recognized the net tax asset associated with the Company’s UK Net Operating Losses (NOLs) and UK defined benefit pension plan liability. This changed treatment of the NOL tax asset does not impact their availability to the Company in the future, should circumstances change.

The net loss in the quarter ended December 31, 2007 included Other Expense of $2.2 million which comprised $0.9 million from the non-cash foreign exchange re-measurement loss on the March 2006 Financing denominated in US dollars, other exchange losses of $0.2 million, and finance arrangement fee amortization of $1.1 million. In the same period in the prior year, Other Income of $1.6 million was comprised of $2.2 million non-cash foreign exchange re-measurement gain pertaining to the March 2006 Financing denominated in US dollars, other exchange gains of $0.5 million, offset by finance arrangement fees of $1.1 million.

Non GAAP net income was $9.6 million for the quarter ended December 31, 2007, which represents net income exclusive of the tax valuation expense of $37.4 million and the non-cash foreign exchange re-measurement losses described above of approximately $1.0 million. Non GAAP net income was $9.3 million for the quarter ended December 31, 2006, which represents net income excluding the effect of the $10.5 million Other Operating Expenses, and non-cash foreign exchange re-measurement gains of $2.7 million. On that basis, Non GAAP net income per Non GAAP diluted share was $0.63 for the three months ended December 31, 2007 compared with $0.64 for the three months ended December 31, 2006.

Revenues for the year ended December 31, 2007 of $236.8 million were 23.2% above revenues for the same period in the prior year of $192.2 million. Excluding the effect of exchange rate movements, the increase was 15.6%. Operating Income for the year ended December 31, 2007 was $31.9 million, or 13.5% of revenues, compared with $9.6 million, or 5.0% of revenues for the same period in the prior year. Excluding the $10.5 million charge described above, 2006 Non GAAP Operating Income was $20.1 million, or 10.4% of revenues. The Company reported net loss of $14.0 million for the year ended December 31, 2007 compared with $14.9 million for the year ended December 31, 2006. Net loss per common and fully diluted share was $1.10 for the year ended December 31, 2007 compared with $1.18 for the year ended December 31, 2006.

Net loss for the year ended December 31, 2007 included Other Expense of $1.9 million which comprised finance arrangement fee amortization of $2.8 million, offset by $0.8 million from the non-cash foreign exchange re-measurement gain pertaining to the March 2006 Financing denominated in US dollars and other exchange gains of $0.1 million. In the same period in the prior year, Other Income of $1.9 million was comprised of $6.2 million from the non-cash foreign exchange re-measurement gain pertaining to the Convertible Capital Bonds and March 2006 Financing denominated in US dollars and other exchange gains of $0.7 million, offset by finance arrangement fee amortization of $5.0 million.

Non GAAP net income was $22.5 million for the year ended December 31, 2007, which represents net income exclusive of the tax valuation expense of $37.4 million and the non-cash foreign exchange re-measurement gains described above of $0.9 million. Non GAAP net income was $9.4 million for the year ended December 31, 2006, which represents net income excluding the effect of the $10.5 million Other Operating Expenses, the loss on deconsolidation of variable interest entity of $20.7 million, and non-cash foreign exchange re-measurement gains of $6.9 million. On that basis, Non GAAP net income per Non GAAP diluted share was $1.50 for the year ended December 31, 2007 compared with $0.65 for the year ended December 31, 2006.

Cash on hand and short term investments at December 31, 2007 was $36.2 million compared with $44.1 million at December 31, 2006. Operating activities generated cash of $47.0 million, of which $3.0 million was due to the reduction in DSOs. Net days sales outstanding at December

31, 2007 were 13 (21 at December 31, 2006). This was offset by $26.4 million used in financing activities, mainly comprising $10.7 million debt principal repayment, $5.0 million in costs associated with the August 1, 2007 loan amendment and $10.7 million used to repurchase stock and warrants. Capital expenditure totaled $4.0 million in the fourth quarter of 2007, compared to $4.9 million in the fourth quarter of 2006. Capital expenditure in the year ended December 31, 2007 totaled $16.4 million, compared to $13.1 million in the year ended December 31, 2006.

Long-term debt was $75.4 million at December 31, 2007, compared with $89.2 million at December 31, 2006. At December 31, 2007 long-term debt predominantly consisted of the $59.2 million outstanding from the March 2006 Financing and the $23.3 million of finance leases associated with the June 2005 sale and leaseback, offset by unamortized lender warrant costs, and the unamortized closing fee associated with the August 1, 2007 loan amendment.

Net new business signings totaled $65.8 million for the fourth quarter of 2007. This represented a book to bill ratio of 1.04. Net new business signings for the year ended December 31, 2007 were $266.7 million, for a book to bill ratio of 1.13, and an increase of 14.2% on prior year. At December 31, 2007 backlog (booked on work) amounted to approximately $190 million.

Brian Cass, LSR’s President and Managing Director commented, “We have reported record revenues and operating profits for each quarter this year and I am particularly pleased with this quarter’s 15.1% operating margin. It has been a great year for our Company. This is reflected in the operating results we are reporting today and in the expansion of our staff and capabilities to meet the growing needs of our customers. Constant currency revenue growth of almost 16% is testament to our ability to attract and retain talented individuals who our customers want to work with. Our success so much depends on the dedication and commitment of all our staff and they have made 2007 a banner year for our Company. ”

Andrew Baker, LSR’s Chairman and CEO said, “When our current management team joined the Company almost 10 years ago, we committed ourselves to delivering outstanding customer service, scientific quality and operational excellence. I commend Brian and his team for their unrelenting focus on these objectives, which are so central to rebuilding the top and bottom line of our Company. Our goal of achieving industry standard operating margins met its first milestone this past quarter and we are confident that we have the right strategy in place, and the right team, to be even more successful in future. Our thanks go to the many that have supported us in this effort.”

LSR will hold an investor conference call to discuss the quarter’s results on February 28, 2008 at 9:00 a.m. Eastern Time. That call can be listened to by dialing (210) 234-0017 pass code 3316789. We suggest calling five minutes prior to the scheduled call.

Life Sciences Research, Inc. is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR’s control, as more fully described in the Company’s SEC filings, including its Form 10-K for the fiscal year ended December 31, 2006, as filed with the US Securities and Exchange Commission.

- tables to follow -

Life Sciences Research Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three months ended December 31		Year ended December 31

(Dollars in thousands, except per share data)	2007	2006	2007	2006

Net revenues	$63,438	$52,451	$236,800	$192,217
Cost of sales	(42,571)	(39,430)	(165,790)	(142,701)

Gross profit	20,867	13,021	71,010	49,516
Selling, general and administrative expenses	(11,309)	(7,561)	(39,135)	(29,447)
Other operating expenses	-	(10,497)	-	(10,497)

Operating income / (loss)	9,558	(5,037)	31,875	9,572
Interest income	480	543	2,171	1,511
Interest expense	(2,950)	(4,021)	(12,931)	(14,078)
Other (expense) / income	(2,179)	1,573	(1,895)	1,923

Income / (loss) before income taxes	4,909	(6,942)	19,220	(1,072)
Income tax (expense) / benefit	(33,715)	8,440	(33,194)	6,856

(Loss) / income before loss on deconsolidation of variable interest entity	$(28,806)	$1,498	$(13,974)	$5,784
Loss on deconsolidation of variable interest entity (net of income tax benefit of $22,218)	-	-	-	(20,656)

Net (loss) / income	$(28,806)	$1,498	$(13,974)	$(14,872)

Basic (loss) / income per share
(Loss) / income before loss on deconsolidation of variable interest entity	$(2.28)	$0.12	$(1.10)	$0.46
Loss on deconsolidation of variable interest entity	-	-	-	(1.64)

Basic (loss) / income per share	$(2.28)	$0.12	$(1.10)	$(1.18)

Diluted (loss) / income per share:
(Loss) / income before loss on deconsolidation of variable interest entity	$(2.28)	$0.10	$(1.10)	$0.46
Loss on deconsolidation of variable interest entity	-	-	-	(1.64)

Diluted (loss) / income per share	$(2.28)	$0.10	$(1.10)	$(1.18)

Weighted average number of common stock
- Basic (000’s)	12,624	12,693	12,698	12,644
- Diluted (000’s)	12,624	14,560	12,698	12,644

Diluted loss per share is equal to basic loss per share for the three months ended December 31, 2007 and for the years ended December 31, 2007 and 2006, as the exercise of warrants and share options are excluded from the computation of diluted loss per share, as the effect is anti-dilutive.

Weighted average number of diluted common stock	12,624	14,560	12,698	12,644
Warrants and stock options excluded from computation of diluted loss per share	2,655	-	2,278	1,873

Non GAAP diluted common stock	15,279	14,560	14,976	14,517

Life Sciences Research Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	Year ended December 31
ASSETS	2007	2006
Current assets:
Cash and cash equivalents	$32,304	$44,088
Short term investments	3,919	-
Accounts receivable, net of allowance of $717 and $691 in 2007 and 2006,
respectively	30,116	38,677
Unbilled receivables	25,935	17,459
Inventories	2,530	1,962
Prepaid expenses and other current assets	9,270	10,339

Total current assets	$104,074	$112,525

Property and equipment, net	70,994	63,630
Goodwill	7,268	1,520
Other assets	8,382	10,341
Deferred income taxes	10,865	42,563

Total assets	$201,583	$230,579

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$15,477	$16,973
Accrued payroll and other benefits	6,644	9,743
Accrued expenses and other liabilities	33,086	17,721
Short-term debt	618	889
Fees invoiced in advance	47,347	44,435

Total current liabilities	$103,172	$89,761

Long-term debt	75,429	89,151
Deferred gain on disposal of US property	8,787	9,107
Pension liabilities	43,522	47,652

Total liabilities	$230,910	$235,671

Commitments and contingencies	-	-
Stockholders' equity/(deficit)
Preferred Stock, $0.01 par value. Authorized: 5,000,000
Issued and outstanding: None	-	-
Non-Voting Common Stock, $0.01 par value. Authorized: 5,000,000
Issued and outstanding: None	-	-
Voting Common Stock, $0.01 par value. Authorized: 50,000,000
Issued and outstanding at December 31, 2007: 12,626,498
(December 31, 2006: 12,775,120)	126	128
Paid in capital Less: Promissory notes for issuance of common stocks	87,216 -	95,762 -
Accumulated other comprehensive loss	(46,875)	(45,162)
Accumulated deficit	(69,794)	(55,820)

Total stockholders' equity/(deficit)	$(29,327)	$(5,092)

Total liabilities and stockholders' equity/(deficit)	$201,583	$230,579

Life Sciences Research Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)	Year ended December 31
	2007	2006
Cash flows from operating activities:
Net loss	$(13,974)	$(14,872)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	9,519	9,514
Amortization of gain on disposal of US property	(320)	(161)
Non-cash compensation expense associated with employee stock compensation plans	1,908	2,441
Loss on deconsolidation of variable interest entity	-	42,874
Foreign exchange gain on March 2006 Financing and Capital Bonds	(770)	(6,210)
Foreign exchange gain on intercompany balances	(169)	(692)
Deferred income tax expense/(benefit)	33,194	(29,074)
Provision for losses on accounts receivable	26	73
Amortization of Capital Bonds issue costs	-	70
Interest expense related to amortization of debt issue costs	1,789	861
Amortization of financing costs	2,134	3,879
Amortization of warrants	-	9,265
Changes in operating assets and liabilities:
Accounts receivable, unbilled receivables and prepaid expenses	2,607	(3,540)
Inventories	(522)	301
Accounts payable, accrued expenses and other liabilities	9,775	5,692
Fees invoiced in advance	1,795	7,028

Net cash provided by operating activities	$46,992	$27,449

Cash flows (used in)/provided by investing activities:
Purchase of property, plant and equipment	(16,439)	(13,093)
Sale of property, plant and equipment	17	6
Payment for acquisition, net of cash acquired	(4,340)	-
Purchase of short term investments	(3,919)	-

Net cash used in investing activities	$(24,681)	$(13,087)

Cash flows (used in)/provided by financing activities:
Proceeds from issue of Voting Common Stock	238	648
Proceeds from long-term borrowings	-	70,000
Repurchase of Voting Common Stock	(4,000)	-
Repurchase of warrants	(6,694)	-
Increase in other assets	-	(8,145)
Increase in deferred finance	(4,300)	-
Repayments of long-term borrowings	(10,729)	(71)
Repayments of short term borrowings	(904)	(46,871)

Net cash used in financing activities	$(26,389)	$15,561

Effect of exchange rate changes on cash and cash equivalents	(7,706)	(1,255)

(Decrease)/increase in cash and cash equivalents	(11,784)	28,668
Cash and cash equivalents at beginning of year	44,088	15,420

Cash and cash equivalents at end of year	$32,304	$44,088

Supplementary Disclosures:
Interest paid	$11,609	$10,572
Taxes paid	$307	$142

Supplementary disclosures of non-cash investing and financing activity:
Increase in accrued liabilities for acquisition-related commitments	$1,769	$-
Issuance of warrants to lender	$-	$5,281
Issuance of warrants to financial advisor	$-	$3,278